FOR RELEASE TUESDAY, JULY 22, 2003 AT 7:30 AM EDT

Contacts:
Clare Midgley (investor) (617) 679-7480 Cynthia Clayton (investor) (617) 551-8607	Adriana Jenkins (media) (617) 761-6996

MILLENNIUM REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS
– Reports VELCADE™ (bortezomib) for Injection Sales for First Time –

CAMBRIDGE, Mass., July 22, 2003 — Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the quarter ended June 30, 2003 and updated the Company’s financial outlook for 2003.

Revenue for the quarter ended June 30, 2003 was $121.7 million, compared to $91.9 million for the same period in 2002.

Sales of VELCADE for the quarter ended June 30, 2003 were $7.9 million, representing approximately six weeks of U.S. sales since product launch on May 19, 2003.

Co-promotion revenue, based on worldwide sales of INTEGRILIN® (eptifibatide) Injection, was $53.2 million for the quarter ended June 30, 2003, compared to $44.9 million for the same period in 2002. Worldwide sales of INTEGRILIN for the quarter ended June 30, 2003 were $92.0 million, as provided to Millennium by Schering-Plough Corporation.

Strategic alliance revenue for the quarter ended June 30, 2003 was $60.7 million, compared to $46.9 million for the same period in 2002. Strategic alliance revenue this quarter includes revenue of $30.7 million from Aventis Pharmaceuticals, Inc. as a result of the recently terminated technology transfer agreement.

Research and development (R&D) expenses for the quarter ended June 30, 2003 were $130.6 million, compared to $122.4 million for the same period in 2002.

Selling, general and administrative (SG&A) expenses for the quarter ended June 30, 2003 were $40.8 million, compared to $45.2 million for the same period in 2002. Current and prior period advertising and promotional expenses for INTEGRILIN® (eptifibatide) Injection, which were previously included in cost of co-promotion, are now classified as SG&A expenses.

Other income, net for the quarter ended June 30, 2003 was $43.6 million, compared to $44.4 million for the same period in 2002. Included in both the 2002 and 2003 periods is a $40.0 million gain on the sale of the Company’s equity interest in Millennium & ILEX Partners, L.P. based on the achievement of predetermined sales targets of Campath® (alemtuzumab) humanized monoclonal antibody.

For the quarter ended June 30, 2003, net loss on a GAAP basis was $107.1 million or $0.36 per share compared to $107.7 million or $0.38 per share for the same period in 2002.  Included in the quarter ended June 30, 2003 is a $65.3 million restructuring charge primarily relating to facilities Millennium no longer intends to occupy, including the write down of leasehold improvements, as part of the consolidation of its operations.

Pro forma net loss for the quarter ended June 30, 2003 was $21.7 million or $0.07 per share, compared to a pro forma net loss of $44.0 million or $0.16 per share for the same period in 2002. The decrease in pro forma net loss reflects increases in product and co-promotion revenue, as well as an increase in strategic alliance revenue.

Millennium reports pro forma net loss, pro forma projected net loss and pro forma profitability which exclude certain non-operational and restructuring charges, non-cash charges and specified other charges that management generally does not consider in evaluating the Company’s ongoing operations. Because of the nature and extent of certain of these charges, the Company cannot always quantify corresponding projected net loss and profitability, calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) for all future periods. These excluded charges may be significant to the Company’s business operations. The Company provides pro forma results as a complement to GAAP results. Management believes these pro forma measures help indicate underlying trends in the Company’s business, and uses these pro forma measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance. A reconciliation of pro forma net loss to GAAP net loss is included in the attached condensed consolidated financial statements.

As of June 30, 2003, Millennium had $965.8 million in cash, cash equivalents and marketable securities, and $105.5 million in principal amount of convertible debt. On April 29, 2003 Millennium repurchased $577.8 million in aggregate principal amount of the 4.5% convertible senior notes and the 5.0% convertible subordinated notes that it assumed in its merger with COR Therapeutics, Inc. The total repurchase price for these notes was $637.1 million, including principal, accrued interest and put premium.

“This quarter’s results reflect a number of major product accomplishments and business decisions which we believe will have significant financial impact this year,” said Kenneth Bate, executive vice president, head of commercial operations and chief financial officer. “We believe we are in a very strong position to accomplish our near-, mid- and long-term goals as we move toward our goal of pro forma profitability.”

UPDATED 2003 FINANCIAL OUTLOOK

Revenue:
Millennium expects total revenue for the year 2003 to be approximately $410 to $420 million which is $40 to $55 million less than original guidance given in January 2003 of approximately $450 to $475 million. The decreased revenue guidance reflects the impact of a recently formed collaboration with Ortho Biotech Products, L.P., a Johnson & Johnson company, whereby Millennium retains rights to the U.S. market for VELCADE™ (bortezomib) for Injection and consequently preserves the long-term potential value of the product in this market. The revised revenue guidance is also a result of the anticipated lower INTEGRILIN® (eptifibatide) Injection co-promotion revenue to Millennium due to softening of the overall market for GP IIb-IIIa inhibitors. The Company’s current expectation for 2003 worldwide INTEGRILIN sales is approximately $320 to $330 million as compared to the $365 million figure given in January of this year. Millennium now expects to recognize in the range of $190 to $200 million of co-promotion revenue from INTEGRILIN in 2003 as a result of the lower projection of worldwide sales of the drug, $20 to $25 million less than original guidance of $215 to $220 million. The Company expects to recognize approximately $25 to $30 million of VELCADE sales in 2003. The balance of the total revenue forecast is comprised of strategic alliance revenue including anticipated revenue from the Company’s collaboration with Ortho Biotech.

Research and Development (R&D) Expense:
In 2003, Millennium expects R&D expense to remain unchanged at approximately $525 to $540 million.

Net Loss:
Millennium expects to record a net loss on a GAAP basis in the range $535 to $570 million for 2003, which includes restructuring charges of approximately $175 to $200 million for 2003. Total restructuring charges for the period 2003-2005 are expected to be in the range of $225 to $250 million and include costs of termination benefits, asset impairment charges including the write down of certain intangible assets, and the write-off of leasehold improvements and rental obligations for facilities the Company will no longer occupy.

The Company’s projected pro forma net loss for 2003 is now expected to be in the range of $310 to $320 million, which is still within the original guidance of $290 to $320 million. The revised projected pro forma net loss range is a result of anticipated decreased revenue. The difference between projected net loss on a GAAP basis and projected pro forma net loss is due to restructuring charges of approximately $175 to $200 million, amortization of approximately $39 million and debt financing charges of approximately $11 million.

Cash and Debt. The Company expects to end the year with approximately $740 to $775 million in cash and $105.5 million in convertible debt, which comes due during 2006 and 2007. These amounts reflect the repurchase of $577.8 million of convertible notes in April 2003.

COMPANY HIGHLIGHTS

“We set out at the beginning of the year to maintain our strong position in the industry while re-focusing the business,” said Mark Levin, chief executive officer. “In addition to the rapid FDA approval and commercial launch of VELCADE, we made inroads in our cost controlling efforts by implementing a significant restructuring initiative leading to headcount reductions and facility consolidation.  We believe these actions, combined with our commercialization and development collaboration for VELCADE with Ortho Biotech, continue to solidify our financial condition and position us very strongly for future success.”

VELCADE™ (bortezomib) for Injection, the first of a new class of medicines called proteasome inhibitors, was approved by the U.S. Food and Drug Administration (FDA) on May 13, 2003 to be marketed for the treatment of patients with multiple myeloma who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The Company launched and began selling this drug within one week of FDA approval, with its newly-hired and trained oncology sales force.

Also during the quarter, Millennium entered into a commercialization and development agreement for VELCADE with Ortho Biotech. This collaboration provides Millennium with exclusive marketing rights for all indications in the U.S., which the Company believes is the largest potential market, and Ortho Biotech with marketing rights in the rest of the world. The retention of U.S. marketing rights was a key strategic objective which Millennium anticipates will provide the greatest long term value for shareholders and the Company. In addition to retaining U.S. rights, this collaboration also provides for shared global development expenses and upfront and early milestone payments, allowing for parallel clinical development of VELCADE in multiple myeloma and other tumor types while also enabling Millennium to continue to invest in its own rich pipeline. The total potential value of this partnership is up to $750 million, not including product sales or royalties.

INTEGRILIN® (eptifibatide) Injection, an intravenous GP IIb-IIIa inhibitor, is co-promoted and co-developed by Millennium and Schering-Plough. Both parties share the revenue and expenses related to U.S. product sales and Schering-Plough pays Millennium royalties on sales outside of the U.S. Based on recent third party audit reports for May 2003, INTEGRILIN continues to be the U.S. market leader both in patient share and dollar share for GP IIb-IIIa inhibitors, with approximately 68 percent and 53 percent, respectively, of the U.S. market.

The Company has previously reported the results of CRUSADE, an ongoing quality improvement initiative led by Duke Clinical Research Institute. At the recent American College of Cardiology meeting, Duke researchers showed that in nearly 40,000 patients in more than 400 hospitals nationwide, only about one third of high-risk patients with unstable angina and evolving myocardial infarction are actually receiving GP IIb-IIIa inhibitors. Now, according to a new article in the recently published Journal of the American College of Cardiology, only 25 percent of those patients who should have received a GP IIb-IIIa inhibitor for non-ST-segment elevation myocardial infarction actually received one. Importantly, those receiving the therapy had a significantly lower mortality rate compared to those who did not. These data are distinct from CRUSADE, and provide independent confirmation of the important findings from CRUSADE. The recently reported information comes from the National Registry of Myocardial Infarction (NRMI), and was collected from July 2000 through July 2001 to determine the rate of adherence to the American College of Cardiology/American Heart Association guidelines for early and aggressive treatment of acute coronary syndrome in high-risk patients. Both data sets support the significant opportunity that exists for use of GP IIb-IIIa inhibitors in these patients to improve the quality of patient care. For the treatment of patients with acute coronary syndrome, INTEGRILIN has been shown to decrease the rate of a combined endpoint of death or new myocardial infarction. Millennium is focused on highlighting this important data to the medical community and has been increasing its cardiovascular sales force to include a team that will focus on clinical cardiologists – those whose patients could most benefit from early use of a GP IIb-IIIa inhibitor.

Clinical Highlights
Millennium initiated multiple clinical trials from its oncology franchise this quarter, including a phase II clinical trial of VELCADE™ (bortezomib) for Injection in patients with relapsed or refractory mantle cell lymphoma, an aggressive form of non-Hodgkin’s lymphoma with a less than five year survival rate.

In addition, early but encouraging results from several clinical studies with VELCADE were presented at the recent American Society of Clinical Oncology meeting in late May, including data from clinical trials in patients with non-Hodgkin’s lymphoma and several solid tumors, such as breast, prostate, lung and ovarian. The potential of VELCADE is being investigated in a variety of solid and hematologic tumors in over 40 ongoing clinical trials.

Also during the quarter, Millennium initiated a phase I clinical trial of MLN944, a novel DNA targeting agent under investigation for the treatment of advanced cancers.

From its inflammation franchise, the Company presented positive results of a phase II trial of its investigational drug MLN02 in patients with ulcerative colitis. This study, which successfully met its primary endpoint of clinical remission rates, showed statistically significant improvements in patients treated with MLN02 compared to placebo. MLN02 appeared to be well tolerated.

About VELCADE™ (bortezomib) for Injection
VELCADE, the first of a new class of medicines called proteasome inhibitors, is the first treatment in more than a decade to be approved for patients with multiple myeloma – a cancer of the blood. Millennium received approval from the U.S. Food and Drug Administration on May 13, 2003 to market VELCADE for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The effectiveness of VELCADE is based on response rates. There are no controlled trials demonstrating a clinical benefit such as an improvement in survival.

VELCADE has a generally predictable, manageable safety profile (with appropriate monitoring and, if necessary, dose modification). VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

In 228 patients who were treated with VELCADE™ (bortezomib) for Injection in two phase II studies of multiple myeloma, the most commonly reported adverse events were asthenic conditions (including fatigue, malaise and weakness) (65 percent), nausea (64 percent), diarrhea (51 percent), appetite decreased (including anorexia) (43 percent), constipation (43 percent), thrombocytopenia (43 percent), peripheral neuropathy (including peripheral sensory neuropathy and peripheral neuropathy aggravated) (37 percent), pyrexia (36 percent), vomiting (36 percent), and anemia (32 percent). Fourteen percent of patients experienced at least one episode of grade four toxicity, with the most common toxicity being thrombocytopenia (three percent) and neutropenia (three percent). A total of 113 (50 percent) of the 228 patients experienced serious adverse events (SAEs). The most commonly reported SAEs included pyrexia (seven percent), pneumonia (7 percent), diarrhea (6 percent), vomiting (5 percent), dehydration (5 percent) and nausea (4 percent).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-(866) VELCADE.

About INTEGRILIN® (eptifibatide) Injection
INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment elevation myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI) and for the treatment of patients undergoing PCI, including those undergoing intracoronary stenting.

INTEGRILIN is contraindicated in patients with: a history of bleeding diathesis, or evidence of active abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure > 200 mm Hg or diastolic blood pressure > 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral GP IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product.

Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal, and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo. Please consult Full Prescribing Information which can be accessed at www.millennium.com/integrilin.html.

INTEGRILIN is co-promoted and co-developed by Millennium Pharmaceuticals and Schering-Plough Corporation.

Note:  Millennium will host a conference call at 8:30 a.m. ET on July 22, 2003.  The live webcast can be accessed at www.millennium.com under the Investors section and will be archived until August 5, 2003.  This press release can be found under the Media section of the website.

About Millennium
Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, markets VELCADE™ (bortezomib) for Injection, a novel cancer product, and has a robust clinical development pipeline of product candidates.  The Company’s research, development and commercialization activities are focused in four disease areas: cardiovascular, oncology, inflammation and metabolic. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized technology platform, Millennium is seeking to develop breakthrough personalized medicine products.

This press release contains “forward-looking statements,” including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in our drug discovery and clinical development processes; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of INTEGRILIN® (eptifibatide) Injection and VELCADE™ (bortezomib) for Injection; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002 (Note 1)	2003	2002 (Note 1)
REVENUES:
Net product sales	$7,869	$–	$7,869	$–
Co-promotion revenue	53,151	44,927	104,032	67,069
Revenue under strategic alliances	60,702	46,927	91,536	93,384

Total revenues	121,722	91,854	203,437	160,453

COSTS AND EXPENSES:
Cost of goods sold (Note 2)	15,612	12,631	31,261	19,582
Research and development	130,575	122,430	257,385	223,742
Selling, general and administrative	40,775	45,222	79,205	83,240

Total costs and expenses	186,962	180,283	367,851	326,564

OTHER INCOME (EXPENSE):
Investment income, net	8,697	14,893	18,304	43,050
Interest expense	(5,118)	(10,449)	(15,535)	(17,242)
Gain on sale of equity interest in joint venture	40,000	40,000	40,000	40,000

Total other income (expense)	43,579	44,444	42,769	65,808

PRO FORMA NET LOSS (Note 3)	$(21,661)	$(43,985)	$(121,645)	$(100,303)

Acquired in-process research and development	–	–	–	(242,000)
Amortization of intangibles	(9,676)	(9,754)	(19,352)	(15,297)
Debt financing charge (Note 4)	(10,496)	(54,000)	(10,496)	(54,000)
Restructuring charges (Note 5)	(65,310)	–	(93,505)	–

NET LOSS	$(107,143)	$(107,739)	$(244,998)	$(411,600)

PRO FORMA NET LOSS PER SHARE	$(0.07)	$(0.16)	$(0.41)	$(0.37)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.36)	$(0.38)	$(0.83)	$(1.53)

Weighted average shares, basic and diluted	297,231	282,693	295,100	268,382

Note 1: On February 12, 2002 Millennium acquired COR Therapeutics, Inc. (“COR”). The transaction was recorded as a purchase for accounting purposes and the condensed consolidated statements of operations data include COR’s operating results from the date of acquisition.

Note 2: Cost of goods sold includes manufacturing related expenses associated with the sale of VELCADE ™ (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection, which were previously a component of cost of co-promotion. Current and prior period advertising and promotional expenses, which were previously included in cost of co-promotion, are now classified as selling, general and administrative expenses.

Note 3: Acquired in-process research and development, amortization of intangibles, debt financing charge and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented in 2003 and 2002, respectively.

Note 4: Debt financing charge for the 2003 periods presented represents the write off of approximately $12.4 million of unamortized debt issuance costs associated with the $600.0 million convertible notes assumed in the COR merger (the “COR notes”), offset by $1.9 million relating to the expired premium put on the untendered bonds. Debt financing charge for the 2002 periods presented relates to the fair value of the put option included in Millennium’s amendment to the terms of the COR notes.

Note 5: Restructuring charges primarily include the write-down of certain intangible assets, and facilities and personnel costs associated with the discontinuation of certain discovery efforts and reallocation of resources to enhance commercial capabilities. Millennium adopted Statement of Financial Accounting Standards (“SFAS”) No. 146 “Accounting for Costs Associated with Exit of Disposal Activities” (“SFAS No. 146”) as of December 1, 2002.

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2003 (unaudited)	December 31, 2002

Cash, cash equivalents and marketable securities	$965,819	$1,759,063
Other current assets	274,286	179,678
Property and equipment, net	258,757	310,325
Restricted cash and other assets	42,042	64,224
Goodwill and intangible assets, net	1,652,098	1,684,317

Total assets	$3,193,002	$3,997,607

Current liabilities	$302,730	$949,547
Deferred revenue	13,838	1,704
Capital lease obligations, net	54,894	61,338
Long term debt	105,461	83,325
Stockholders' equity	2,716,079	2,901,693

Total liabilities and stockholders' equity	$3,193,002	$3,997,607